Exhibit 99.1

For more information:

Investor/Financial Contact:	Industry/Trade Contact:
Roddy Sloss	Stan Kopec
Vice President, Finance	Vice President, Marketing
Lattice Semiconductor	Lattice Semiconductor
(503) 268-8000	(503) 268-8000

LATTICE SEMICONDUCTOR ANNOUNCES EXECUTIVE CHANGES

HILLSBORO, OR  -  October 16, 2003  - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced that after more than thirteen years of service, Steven A. Laub, President, has resigned for personal reasons.  Mr. Laub will continue with the Company until the end of November, to ensure a smooth transition.

“During his tenure, Steve has worked tirelessly and made invaluable contributions to help Lattice become one of the leaders in the programmable logic industry”, commented Cyrus Tsui, Chief Executive Officer.  “I want to thank Steve for his tremendous commitment to our customers, employees and shareholders.  We wish him all the best in his future endeavors”.

“I am proud of all that we have accomplished”, stated Laub.  “Lattice has grown into a premier semiconductor company with superb products and an outstanding team.  This has been a difficult decision, but I leave confident in the knowledge that the Company is well-positioned for continued success.”

Stephen A. Skaggs has been appointed President and will replace Mr. Laub.  Mr. Skaggs joined Lattice in 1992 and since 1996 has served as Senior Vice President and Chief Financial Officer.  “Steve Skaggs has contributed greatly to our success over the last decade in a variety of ways that extend beyond the traditional role of a Chief Financial Officer”, continued Mr. Tsui.  “He understands our market, our products, our operations and our people.  The Board of Directors and I are confident he will be successful in this new role.”

Jan Johannessen, formerly Vice President, Investments, has been appointed Chief Financial Officer and will replace Mr. Skaggs.  Mr. Johannessen originally joined Lattice in 1983, serving as Chief Financial Officer from 1987 until his departure in 1993.  After working as a venture capitalist, he rejoined Lattice in 2001.

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws including statements about future quarterly financial results, revenues, customers, product offerings and our ability to compete.  Investors are cautioned that actual events and results could differ materially from these statements as a result of a number of factors, including overall semiconductor market conditions, market acceptance and demand for our new products, risks related to our recent acquisitions and their integration with Lattice, our dependencies on our silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks.

Oregon-based Lattice Semiconductor Corporation designs, develops and markets the broadest range of Field Programmable Gate Arrays (FPGAs) and Field Programmable System Chips (FPSCs) and high-performance ISP™ programmable logic devices (PLDs).

Lattice offers total solutions for today’s system designs by delivering the most innovative programmable silicon products that embody leading-edge system expertise.  Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in the communication, computing, industrial and military end markets.  Company headquarters are located at 5555 N.E. Moore Court, Hillsboro, Oregon 97124 USA.  For more information access our web site at www.latticesemi.com.

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Lattice Semiconductor Corporation, L (& design), Lattice (& design), in-system programmable,  ISP  and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.